EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT is made as of the 16th day of June, 2011, between Nuveen Fund Advisors, Inc. (the “Adviser”) and Nuveen Investment Funds, Inc. (“NIF”).

WHEREAS, NIF includes the investment portfolio set forth on Exhibit A hereto (the “Fund”), which offers multiple classes of shares; and

WHEREAS, if the reorganization of Nuveen Multi-Strategy Core Bond Fund into the Fund (the “Reorganization) is consummated, the Adviser wishes to contractually limit fees and reimburse expenses for the Fund as set forth on Exhibit A, effective as of the closing date of the Reorganization; and

WHEREAS, it is in the interests of both the Adviser and the shareholders of each Fund to limit Fund expenses as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree that, if the Reorganization is completed, the Adviser will limit its fees and/or reimburse Fund expenses to the extent necessary to limit the annual operating expenses, net of acquired fund fees and expenses of the Funds, to the amounts set forth in Exhibit A (which limits are set forth for the Fund on a class-by-class basis) starting on the closing date of the Reorganization. The Adviser agrees that it may not be reimbursed by NIF for the fees waived or reimbursements made by the Adviser under the terms of this agreement. The Adviser agrees to continue the foregoing expense limits through the date set forth on Exhibit A. Thereafter, any expense limit may be changed upon prior notice to NIF’s Board of Directors.

IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

NUVEEN FUND ADVISORS, INC.		NUVEEN INVESTMENT FUNDS, INC.

By:	/s/ Kathleen L. Prudhomme	By:	/s/ Kathleen L. Prudhomme
Name:	Kathleen L. Prudhomme	Name:	Kathleen L. Prudhomme
Title:	Managing Director	Title:	Vice President

Exhibit A

Fund & Share Class	Total Annual Operating Expenses Limitation as a Percentage of Average Daily Net Assets	Expiration
Nuveen Total Return Bond Fund – Class A	0.84%	October 31, 2012
Nuveen Total Return Bond Fund – Class B	1.59%	October 31, 2012
Nuveen Total Return Bond Fund – Class C	1.59%	October 31, 2012
Nuveen Total Return Bond Fund – Class R3	1.09%	October 31, 2012
Nuveen Total Return Bond Fund – Class I	0.59%	October 31, 2012